Exhibit 99.1

Kraton Corporation Announces Fourth Quarter and Full Year 2019 Results
HOUSTON, February 26, 2020 /PRNewswire/ -- Kraton Corporation (NYSE: KRA), a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products, announces financial results for the quarter and year ended December 31, 2019.
2019 FOURTH QUARTER AND FULL YEAR SUMMARY

•	Fourth quarter consolidated net loss of $22.1 million compared to net income of $19.3 million in the fourth quarter of 2018.

•	Fourth quarter Adjusted EBITDA(1) of $49.0 million, down 42.4% compared to the fourth quarter of 2018.

•
Polymer segment operating loss of $5.2 million, compared to operating income of $21.2 million in the fourth quarter of 2018, and Adjusted EBITDA(1) of $29.5 million, down 33.4%, compared to the fourth quarter of 2018.

•	Unit margins stable compared to the fourth quarter of 2018.

•
Fixed costs associated with planned maintenance increased $2.5 million compared to the fourth quarter of 2018. In addition, planned maintenance and lower plant operating rates adversely affected fixed cost absorption by $8.2 million, compared to the fourth quarter of 2018.

•
Chemical segment operating loss of $4.8 million, compared to operating income of $12.2 million in the fourth quarter of 2018, and Adjusted EBITDA(1) of $19.5 million, down 52.2%, compared to the fourth quarter of 2018.

•
Fixed costs associated with planned maintenance increased $1.4 million compared to the fourth quarter of 2018. In addition, planned maintenance and lower plant operating rates adversely affected fixed cost absorption by $6.7 million, compared to the fourth quarter of 2018.

•	Full year 2019 consolidated net income of $55.8 million compared to $70.5 million in 2018.

•	Full year 2019 Adjusted EBITDA(1) of $320.6 million, compared to $378.0 million in 2018.

•	During the fourth quarter, consolidated debt was reduced by $114.7 million and consolidated net debt(1) was reduced by $66.5 million ($88.5 million excluding the effect of foreign currency).

•
During the year ended December 31, 2019, consolidated debt was reduced by $176.5 million and consolidated net debt(1) was reduced by $125.3 million, excluding the effect of foreign currency and activity under the share buyback program.

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(In thousands, except per share amounts)
Revenue	$408,524	$447,783	$1,804,436	$2,011,675
Polymer segment operating income (loss)	$(5,155)	$21,232	$57,343	$159,162
Chemical segment operating income (loss)	$(4,789)	$12,166	$62,119	$91,572
Net income (loss) attributable to Kraton	$(21,264)	$17,524	$51,305	$67,015
Adjusted EBITDA (non-GAAP) (1)	$49,044	$85,143	$320,592	$378,043
Adjusted EBITDA margin (non-GAAP) (1)(2)	12.0%	19.0%	17.8%	18.8%
Diluted earnings (loss) per share	$(0.67)	$0.55	$1.60	$2.08
Adjusted diluted earnings per share (non-GAAP) (1)	$(0.06)	$0.67	$2.94	$3.16
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(1)
See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of applicable non-GAAP measures to their most directly comparable U.S. GAAP measure. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.

(2)
Accounting for lost sales associated with Hurricane Michael, Adjusted EBITDA margin would have been 18.3% for the three months ended December 31, 2018. Adjusted EBITDA margin would have been 17.7% and 18.6% for the years ended December 31, 2019 and 2018, respectively.

“The full year 2019, and the second half of the year in particular, was challenging for Kraton, as it was for many global producers. Weakness in demand fundamentals in China, broader Asia, and Europe remained a headwind during the fourth quarter of 2019, particularly for our Specialty Polymers business. In addition, the significant declines in market pricing for gum rosin and gum turpentine that occurred in the third quarter of 2019 continued to adversely affect pricing and margins in our Tall Oil Rosin and Crude Sulfate Turpentine chains throughout the fourth quarter of 2019. Consolidated Adjusted EBITDA for the fourth quarter of 2019 was $49.0 million, down 42.4% compared to the fourth quarter of 2018. However, of the $36.1 million Adjusted EBITDA decline in the quarter, approximately $19 million, or over 50%, was associated with higher turnaround expenses and unabsorbed fixed costs associated with the turnarounds and with lower operating rates at some of our plants in reaction to the weaker market conditions.” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.

Polymer segment Adjusted EBITDA was $29.5 million, down 33.4% compared to the fourth quarter of 2018. The decrease in Adjusted EBITDA was driven by lower sales volume and the impact of higher costs associated with plant turnaround activity, while unit margins remained stable compared to the fourth quarter of 2018. Specialty Polymer sales volume decreased 8.1% compared to the fourth quarter of 2018 on lower sales into lubricant additive applications and weaker demand in China, broader Asia, and Europe, partially offset by higher innovation-based sales in North America. Cariflex sales volume declined 12.5% compared to the fourth quarter of 2018 due to production constraints at our third party toller, and sales volume for Performance Products decreased 2.0% on lower sales into paving and roofing applications.
Fourth quarter 2019 Adjusted EBITDA for the Chemical segment was $19.5 million, down 52.2% compared to the fourth quarter of 2018. While sales volume was up modestly compared to the year-ago quarter, segment results reflect lower pricing and margins for the CST chain, higher raw material costs, lower pricing and margins in the TOR chain and lower sales of TOFA upgrades, compared to the fourth quarter of 2018. The decrease in Adjusted EBITDA also reflects higher costs associated with planned maintenance and turnaround activity, compared to the fourth quarter of 2018.
Continued focus on effective working capital and cost management led to solid cash generation in the fourth quarter of 2019. Consolidated net debt was reduced by $67 million in the quarter (by $89 million, excluding the effect of foreign currency). As a result, on a full-year basis, consolidated net debt declined by $125.6 million, in line with our most recent guidance.
“As we look to 2020, uncertainty regarding near-term demand fundamentals has been further compounded by disruption associated with the coronavirus, and it is therefore difficult to determine the trajectory and pace for improvement in global demand fundamentals. In light of this current market reality, which is resulting in margin pressure across many of our product lines and regions, we are targeting approximately $20 million of annualized costs savings, which we expect to deliver through a number of identified productivity enhancement initiatives. While these actions will have a modest impact on current year financial results, given second half 2020 implementation timing and requisite cost needed to achieve said savings, we believe a full benefit will be realized in 2021,” said Fogarty. “We believe the longer-term outlook for Kraton’s diverse markets remains positive, including in China and throughout broader Asia. In our Polymer segment, we continue to develop innovation-based solutions leveraging our family of low molecular weight HSBC offerings and our state of the art production facility in Taiwan. In our Chemical markets, for the first time in several years we are seeing an uptick in certain vegetable oil and fatty acids markets driven by bio-diesel demand. In addition, and specific to Kraton, we recently commercialized a new generation of rosin esters based upon our novel, patented REvolution® technology which we believe will set the industry benchmark for color and stability. Moreover, we see increased evidence our customers are facing higher demand for more sustainable products and solutions. As a biobased supplier of specialty chemicals and as a producer of specialty polymers that provide compelling alternatives to non-recyclable materials and single-use plastics and solutions that can facilitate the circular economy, we believe Kraton is uniquely positioned to benefit from these rapidly evolving market trends.” said Fogarty.

Polymer Segment

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue	(In thousands)
Performance Products	$108,898	$125,578	$531,437	$631,728
Specialty Polymers	78,243	97,052	334,726	408,628
CariflexTM	45,149	50,496	186,266	180,814
Other	168	274	539	416
	$232,458	$273,400	$1,052,968	$1,221,586

Operating income	$(5,155)	$21,232	$57,343	$159,162
Adjusted EBITDA (non-GAAP)(1)	$29,529	$44,333	$188,164	$214,802
Adjusted EBITDA margin (non-GAAP)(2)	12.7%	16.2%	17.9%	17.6%
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(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.
Q4 2019 VERSUS Q4 2018 RESULTS
Revenue for the Polymer segment was $232.5 million for the three months ended December 31, 2019 compared to $273.4 million for the three months ended December 31, 2018. Sales volume of 66.2 kilotons for the three months ended December 31, 2019 decreased 4.7% compared to the three months ended December 31, 2018. Cariflex volumes decreased 12.5%, Specialty Polymers volumes decreased 8.1%, and Performance Products volumes decreased 2.0%. The negative effect from changes in currency exchange rate between the periods was $7.4 million.
For the three months ended December 31, 2019, the Polymer segment generated $29.5 million of Adjusted EBITDA (non-GAAP) compared to $44.3 million for the three months ended December 31, 2018, a decrease of $14.8 million or 33.4%. This decrease is largely due to lower sales volumes into lubricant additive applications and weaker demand in China, broader Asia, and Europe, partially offset by higher innovation-based sales in North America in our Specialty Polymers business. Additionally, the impact of higher costs, including costs associated with planned maintenance and turnaround activity, adversely affected Adjusted EBITDA. The positive effect from changes in currency exchange rates between the periods was $0.2 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2019 VERSUS FY 2018 RESULTS
Revenue for the Polymer segment was $1,053.0 million for the year ended December 31, 2019 compared to $1,221.6 million for the year ended December 31, 2018. The decrease was driven by lower average sales prices resulting from lower raw material costs and lower sales volumes. Sales volumes were 296.0 kilotons for the year ended December 31, 2019, a decrease of 23.6 kilotons, or 7.4%. Specialty Polymers volumes decreased 11.1%, Performance Products volumes decreased 7.0%, and Cariflex volumes increased 1.8%. The decrease in Specialty Polymers revenue is a result of a previously announced inventory management program by a significant lubricant additives customer and lower demand in Asia and Europe, partially offset by higher innovation-led volume in North America. The decrease in Performance Products revenues was driven primarily by lower sales into paving and roofing applications due to the impacts of weather. The increase in Cariflex revenue was primarily the result of higher latex sales into surgical glove applications. The negative effect from changes in currency exchange rates between the periods was $25.7 million.
For the year ended December 31, 2019, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $188.2 million compared to $214.8 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA was due to a previously announced inventory management program by a significant lubricant additives customer, the deterioration of market conditions in China, broader Asia, and Europe, which adversely affected sales of Specialty Polymers. Our Performance Products business sales into paving and roofing applications were negatively affected by weather conditions, along with competitive pricing pressures from Asia. This was partially offset by higher sales volumes in the Cariflex product group and lower selling, general, and administrative expenses. The negative effect from changes in currency exchange rates between the periods was $3.8 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

Chemical Segment

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue	(In thousands)
Adhesives	$64,157	$59,960	$262,941	$280,867
Tires	11,529	9,270	50,381	48,122
Performance chemicals	100,380	105,153	438,146	461,100
	$176,066	$174,383	$751,468	$790,089

Operating income	$(4,789)	$12,166	$62,119	$91,572
Adjusted EBITDA (non-GAAP) (1)	$19,515	$40,810	$132,428	$163,241
Adjusted EBITDA margin (non-GAAP) (2)(3)	11.1%	23.4%	17.6%	20.7%
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(1)	See non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of applicable non-GAAP measure to their most directly comparable U.S. GAAP measure.

(2)	Defined as Adjusted EBITDA as a percentage of revenue.

(3)
Accounting for lost sales associated with Hurricane Michael, Adjusted EBITDA margin would have been 21.3% for the three months ended December 31, 2018. Adjusted EBITDA margin would have been 17.4% and 20.2% for the years ended December 31, 2019 and 2018, respectively.

Q4 2019 VERSUS Q4 2018 RESULTS
Revenue for the Chemical segment was $176.1 million for the three months ended December 31, 2019 compared to $174.4 million for the three months ended December 31, 2018. Sales volume was 98.0 kilotons for the three months ended December 31, 2019 compared to 95.8 kilotons for the three months ended December 31, 2018. Tires volumes increased 22.1% and Adhesives volumes increased 15.7%, partially offset by decreased Performance Chemicals volumes of 4.2%. Sales volumes in 2018 were negatively affected by lost sales due to Hurricane Michael. The negative effect from changes in currency exchange rate between the periods was $5.5 million.
For the three months ended December 31, 2019, the Chemical segment generated Adjusted EBITDA (non-GAAP) of $19.5 million compared to $40.8 million for the three months ended December 31, 2018. This decrease is largely due to lower pricing and margins for the CST chain, higher raw material costs, lower pricing and margins in the TOR chain, and lower sales of TOFA upgrades. Additionally, the impact of higher costs, including costs associated with planned maintenance and turnaround activity, adversely affected Adjusted EBITDA. The positive effect from changes in currency exchange rate between the periods was $0.6 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.
FY 2019 VERSUS FY 2018 RESULTS
Revenue for the Chemical segment was $751.5 million for the year ended December 31, 2019 compared to $790.1 million for the year ended December 31, 2018. The decrease was primarily attributable to lower sales volumes and a decline in rosin pricing. Sales volumes were 398.6 kilotons for the year ended December 31, 2019, a decrease of 29.9 kilotons, or 7.0%, primarily impacting Performance Chemicals as a result of constrained availability of raw materials, continued weakness in the rosin demand, and lower non-recurring raw materials sales when compared to the year ended December 31, 2018. Performance Chemicals volumes decreased 10.9%, Tires and Adhesives volumes increased by 6.5% and 0.5%, respectively. The negative effect from changes in currency exchange rates between the periods was $21.3 million.
For the year ended December 31, 2019, the Chemical segment generated $132.4 million of Adjusted EBITDA (non-GAAP) compared to $163.2 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA was primarily driven by lower sales volumes, higher raw material costs, and the decline in rosin pricing, partially offset by improved derivatives and specialty upgrade pricing. The positive effect from changes in currency exchange rates between the periods was $0.1 million. See a reconciliation of U.S. GAAP operating income to non-GAAP Adjusted EBITDA below.

CASH FLOW AND CAPITAL STRUCTURE
During the year ended December 31, 2019 we reduced Kraton indebtedness by approximately $176.5 million, and consolidated net debt (non-GAAP) by $125.6 million. Consolidated net debt excluding effect of foreign currency and share buyback program (non-GAAP) was reduced by $125.3 million during the year ended December 31, 2019.
Summary of principal amounts for indebtedness and a reconciliation of Kraton debt to Kraton net debt and consolidated net debt (non-GAAP):

	December 31, 2019	December 31, 2018
	(In thousands)
Kraton debt	1,288,277	1,441,614
KFPC(1)(2) loans	102,385	125,501
Consolidated debt	1,390,662	1,567,115

Kraton cash	24,631	79,251
KFPC(1) cash	10,402	6,640
Consolidated cash	35,033	85,891

Consolidated net debt	$1,355,629	$1,481,224

Effect of foreign currency on consolidated net debt	10,277
Consolidated net debt excluding effect of foreign currency	$1,365,906
Effect of share buyback program	$(10,000)
Consolidated net debt excluding effect of foreign currency and share buyback program	$1,355,906
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(1)
This amount includes all of the indebtedness of our Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and we consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

OUTLOOK
Demand fundamentals in China, broader Asia and Europe weakened in the second half of 2019. In addition, the third quarter 2019 decline in gum rosin and gum turpentine pricing adversely affected product prices and margins in both our Crude Sulfate Turpentine and Tall Oil Rosin chains through the fourth quarter of 2019. We expect these demand fundamentals and market conditions to continue in 2020 and they could be further disrupted by the coronavirus outbreak.
In 2020 we expect meaningful growth in sales volume, offset by margin pressure from weaker global market conditions. In our Polymer segment, we expect sales volume for Specialty Polymers and Performance Products to increase by approximately 5% compared to 2019. In our Chemical segment we expect overall sales volume to increase by approximately 10% compared to 2019.
In addition, through the first two months of 2020 the coronavirus has resulted in further disruption of business activity and demand in China and broader Asia. At this time, it is not possible to determine the full-year 2020 impact of the coronavirus.
In light of these overall market conditions, and taking into account the expected sale of our Cariflex business in the first quarter of 2020, we currently expect our 2020 Adjusted EBITDA to fall within a range of $200 - $220 million, which outlook is based upon the following assumptions compared to 2019 results:

▪
We anticipate that a continuation of fourth quarter 2019 market conditions in China and broader Asia and disruptions associated with the coronavirus in the first quarter of 2020 will negatively affect full-year 2020 Adjusted EBITDA by approximately $10 million. Our outlook does not include any potential incremental impact for the coronavirus beyond the first quarter of the year.

▪
Assuming no price recovery in gum rosin and gum turpentine prices in 2020, we expect approximately $30 million of combined effect to consolidated Adjusted EBITDA , primarily in our Crude Sulfate Turpentine chains, and to a lesser extent, in our Tall Oil Rosin chain.

▪	We expect transportation and logistics costs to increase by approximately $10 million in 2020.

▪	Relative to full year 2019, we expect a $5 million adverse effect associated with further inventory reduction measures by a significant lubricant additive customer.

▪	Despite a planned sales volume increase in global paving and roofing markets, we expect that margin pressures associated with a more competitive marketplace will offset volume gains.

▪
We estimate that Cariflex contributed approximately $54 million to 2019 consolidated Adjusted EBITDA. We estimate Cariflex will contribute approximately $7 million consolidated Adjusted EBITDA prior to closing, which we anticipate in the first quarter of 2020.

Consistent with the aforementioned 2020 Adjusted EBITDA forecast range, and excluding any activity under our share repurchase authorization, we expect to reduce consolidated net debt (excluding the effects of foreign currency) by $40 - $60 million in 2020 from results of operations. We also intend to apply proceeds from the Cariflex sale principally toward debt reduction.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction and restructuring costs, costs associated with extinguishment of debt, and the spread between FIFO and ECRC, as certain of these items are out of our control and/or cannot be reasonably predicted. We have not reconciled consolidated net debt excluding the effect of foreign currency and share buyback program guidance to net debt due to high variability and difficulty in making accurate forecasts and projections that are impacted by future decisions and actions. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA and net debt. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.
USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted Earnings per Share and, Consolidated Net Debt. Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable U.S. GAAP financial measure. For additional information on the impact of the spread between the first-in, first-out (“FIFO”) basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of

Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, when filed.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts, and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan based incentive compensation payments on our Adjusted EBITDA performance and attainment of net debt reduction, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. For each reporting segment, EBITDA represents operating income (loss) before depreciation and amortization, and earnings of unconsolidated joint ventures. Among other limitations EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements, which can vary from the terms used herein. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of revenue (for each reporting segment or on a consolidated basis, if applicable). Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.
Adjusted Diluted Earnings Per Share: We prepare Adjusted Diluted Earnings (Loss) per Share by eliminating from Diluted Earnings (Loss) per Share the impact of a number of non-recurring items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC.
Consolidated Net Debt: We define consolidated net debt as total consolidated debt (including debt of KFPC) less consolidated cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt. We also present Consolidated Net Debt, as adjusted for foreign exchange impact accounts for the foreign exchange effect on the Euro-denominated tranche of our senior secured term loan facility and the effect of our share buyback program.

CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, February 27, 2020 at 9:00 a.m. (Eastern Time) to discuss fourth quarter and full year 2019 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 27, 2020 through 1:59 a.m. (Eastern Time) on March 13, 2020. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-688-2171 and International callers dial 402-998-0565.
ABOUT KRATON
Kraton Corporation (NYSE: KRA) is a leading global sustainable producer of specialty polymers and high-value biobased products derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesives, roads and construction and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide.
Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “target,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, our guidance for Adjusted EBITDA and consolidated net debt reduction, the magnitude and duration of projected disruptions related to the coronavirus, demand trends in China and broader Asia, anticipated volume trends for 2020, pricing trends for gum rosin and gum turpentine, projected transportation and logistics costs, demand in automotive and lubricant additive markets, competition in paving and roofing markets, the pace and success of the introduction of any innovation product and our expectations for market trends.
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: Kraton's ability to repay its indebtedness and risk associated with incurring additional indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. In addition, to the extent any inconsistency or conflict exists between the information included in this report and the information included in our prior reports and other filings with the SEC, the information contained in this report updates and supersedes such information. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Revenue	$408,524	$447,783	$1,804,436	$2,011,675
Cost of goods sold	331,578	339,225	1,390,007	1,431,069
Gross profit	76,946	108,558	414,429	580,606
Operating expenses:
Research and development	9,982	9,428	41,073	41,296
Selling, general, and administrative	38,177	37,049	149,800	153,897
Depreciation and amortization	37,941	35,777	136,171	141,410
Gain on insurance proceeds	—	(8,900)	(32,850)	(8,900)
Loss on disposal of fixed assets	790	1,806	773	2,169
Operating income (loss)	(9,944)	33,398	119,462	250,734
Other income (expense)	(220)	(512)	3,339	(3,472)
Gain (loss) on extinguishment of debt	(3,731)	55	(3,521)	(79,866)
Earnings of unconsolidated joint venture	143	114	506	471
Interest expense, net	(18,288)	(18,937)	(75,782)	(93,772)
Income (loss) before income taxes	(32,040)	14,118	44,004	74,095
Income tax benefit	9,932	5,169	11,813	(3,574)
Consolidated net income (loss)	(22,108)	19,287	55,817	70,521
Net (income) loss attributable to noncontrolling interest	844	(1,763)	(4,512)	(3,506)
Net income (loss) attributable to Kraton	$(21,264)	$17,524	$51,305	$67,015
Earnings (loss) per common share:
Basic	$(0.67)	$0.55	$1.61	$2.10
Diluted	$(0.67)	$0.55	$1.60	$2.08
Weighted average common shares outstanding:
Basic	31,516	31,520	31,581	31,416
Diluted	31,516	31,714	31,881	31,789

KRATON CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$35,033	$85,891
Receivables, net of allowances of $434 and $784	169,603	198,046
Inventories of products	332,457	410,640
Inventories of materials and supplies	32,211	30,843
Prepaid expense	6,991	10,156
Other current assets	22,385	29,980
Current assets held for sale	51,356	—
Total current assets	650,036	765,556
Property, plant, and equipment, less accumulated depreciation of $639,197 and $597,785	925,940	941,476
Goodwill	772,418	772,886
Intangible assets, less accumulated amortization of $285,819 and $246,648	325,877	362,038
Investment in unconsolidated joint venture	11,971	12,070
Debt issuance costs	—	1,170
Deferred income taxes	8,863	10,434
Long-term operating lease assets, net	85,003	—
Other long-term assets	25,219	29,074
Long-term assets held for sale	27,058	—
Total assets	$2,832,385	$2,894,704
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$53,139	$45,321
Accounts payable-trade	168,541	182,153
Other payables and accruals	112,645	100,695
Due to related party	17,470	20,918
Current liabilities held for sale	14,849	—
Total current liabilities	366,644	349,087
Long-term debt, net of current portion	1,311,486	1,487,298
Deferred income taxes	125,240	127,827
Long-term operating lease liabilities	66,624	—
Other long-term liabilities	172,960	182,893
Long-term liabilities held for sale	3	—
Total liabilities	2,042,957	2,147,105
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,751 shares issued and outstanding at December 31, 2019; 31,917 shares issued and outstanding at December 31, 2018	318	319
Additional paid in capital	392,208	385,921
Retained earnings	464,712	420,597
Accumulated other comprehensive loss	(105,795)	(91,699)
Total Kraton stockholders’ equity	751,443	715,138

Noncontrolling interest	37,985	32,461
Total equity	789,428	747,599
Total liabilities and equity	$2,832,385	$2,894,704

KRATON CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$55,817	$70,521
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	136,171	141,410
Lease amortization	23,093	—
Amortization of debt premium and original issue discount	1,064	2,202
Amortization of debt issuance costs	4,654	5,771
Loss on disposal of property, plant, and equipment	773	2,169
Loss on extinguishment of debt	3,521	79,866
(Earnings) loss from unconsolidated joint venture, net of dividends received	(62)	74
Deferred income tax benefit	(159)	(26,487)
Release of uncertain tax positions	(18,309)	—
Gain on insurance proceeds for capital expenditures	(3,948)	—
Share-based compensation	9,493	8,102
Decrease (increase) in:
Accounts receivable	5,848	(7,841)
Inventories of products, materials, and supplies	46,533	(58,077)
Other assets	10,986	12,304
Increase (decrease) in:
Accounts payable-trade	(3,472)	20,271
Other payables and accruals	(20,018)	(18,693)
Other long-term liabilities	(13,401)	13,742
Due to related party	(3,644)	1,245
Net cash provided by operating activities	234,940	246,579
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(103,688)	(100,122)
KFPC purchase of property, plant, and equipment	(965)	(2,746)
Purchase of software and other intangibles	(8,019)	(8,229)
Insurance proceeds for capital expenditures	3,948	—
Net cash used in investing activities	(108,724)	(111,097)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	57,941	732,540
Repayments of debt	(198,053)	(828,747)
KFPC proceeds from debt	34,240	24,918
KFPC repayments of debt	(59,700)	(52,947)
Capital lease payments	(169)	(902)
Purchase of treasury stock	(12,821)	(6,189)
Proceeds from the exercise of stock options	2,424	3,133
Settlement of interest rate swap	—	2,584
Debt issuance costs	—	(11,113)
Net cash used in financing activities	(176,138)	(136,723)
Effect of exchange rate differences on cash	(936)	(1,920)
Net increase in cash and cash equivalents	(50,858)	(3,161)
Cash and cash equivalents, beginning of period	85,891	89,052
Cash and cash equivalents, end of period	$35,033	$85,891
Supplemental disclosures during the period:
Cash paid (received) for income taxes, net of refunds received	$7,804	$4,715
Cash paid for interest, net of capitalized interest	$56,407	$106,838
Capitalized interest	$3,625	$3,882
Supplemental non-cash disclosures increase (decrease) during the period:
Property, plant, and equipment accruals	$2,277	$(1,891)
Operating leases	$105,308	$—

KRATON CORPORATION
RECONCILIATION OF POLYMER GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited)
(In thousands)

	Three Months Ended December 31,
	2019	2018
Gross profit	$41,328	$67,598
Add (deduct):
Restructuring and other charges (a)	115	1,581
Non-cash compensation expense	81	29
Spread between FIFO and ECRC	11,498	1,669
Adjusted gross profit (non-GAAP)	$53,022	$70,877
____________________________________________________

(a)	Severance expenses and other restructuring related charges.

	Years Ended December 31,
	2019	2018
Gross profit	$232,558	$349,080
Add (deduct):
Restructuring and other charges (a)	1,030	1,581
KFPC startup costs (c)	3,019	—
Non-cash compensation expense	570	486
Spread between FIFO and ECRC	49,565	(26,042)
Adjusted gross profit (non-GAAP)	$286,742	$325,105
____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	Startup costs related to the joint venture company, KFPC, which are recorded in costs of goods sold for 2017.

KRATON CORPORATION RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Three Months Ended December 31, 2019			Three Months Ended December 31, 2018
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton (a)			$(21,264)			$17,524
Net income attributable to noncontrolling interest			(844)			1,763
Consolidated net income (loss)			(22,108)			19,287
Add (deduct):
Income tax expense			(9,932)			(5,169)
Interest expense, net			18,288			18,937
Earnings of unconsolidated joint venture			(143)			(114)
(Gain) loss on extinguishment of debt			3,731			(55)
Other (income) expense			220			512
Operating income	(5,155)	(4,789)	(9,944)	21,232	12,166	33,398
Add:
Depreciation and amortization	15,855	22,086	37,941	18,092	17,685	35,777
Other income (expense)	(376)	156	(220)	(711)	199	(512)
Gain (loss) on extinguishment of debt	(3,731)	—	(3,731)	55	—	55
Earnings of unconsolidated joint venture	143	—	143	114	—	114
EBITDA (a)	6,736	17,453	24,189	38,782	30,050	68,832
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	5,694	138	5,832	3,455	356	3,811
Loss on disposal of fixed assets	535	—	535	—	—	—
(Gain) loss on extinguishment of debt	3,731	—	3,731	(55)	—	(55)
Hurricane related costs (c)	—	—	—	—	13,651	13,651
Non-cash compensation expense	1,335	—	1,335	482	—	482
Spread between FIFO and ECRC	11,498	1,924	13,422	1,669	(3,247)	(1,578)
Adjusted EBITDA (non-GAAP) (a)	$29,529	$19,515	$49,044	$44,333	$40,810	$85,143
____________________________________________________

(a)	Included in EBITDA in 2018 is $8.9 million of insurance proceeds associated with our estimate of lost margin resulting from the impact of Hurricane Michael.

(b)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(c)	Incremental costs related to Hurricane Michael, which are mostly recorded in cost of goods sold and $1.3 million recorded in loss on disposal of fixed assets.

KRATON CORPORATION RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO ADJUSTED EBITDA (NON-GAAP) (Unaudited) (In thousands)
	Year Ended December 31, 2019			Year Ended December 31, 2018
	Polymer	Chemical	Total	Polymer	Chemical	Total
Net income attributable to Kraton			$51,305			$67,015
Net income attributable to noncontrolling interest			4,512			3,506
Consolidated net income			55,817			70,521
Add (deduct):
Income tax benefit (expense)			(11,813)			3,574
Interest expense, net			75,782			93,772
Earnings of unconsolidated joint venture			(506)			(471)
Loss on extinguishment of debt			3,521			79,866
Other (income) expense			(3,339)			3,472
Operating income	57,343	62,119	119,462	159,162	91,572	250,734
Add:
Depreciation and amortization	59,151	77,020	136,171	71,006	70,404	141,410
Other income (expense)	(1,923)	5,262	3,339	(4,311)	839	(3,472)
Loss on extinguishment of debt	(3,521)	—	(3,521)	(79,866)	—	(79,866)
Earnings of unconsolidated joint venture	506	—	506	471	—	471
EBITDA (a)	111,556	144,401	255,957	146,462	162,815	309,277
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	10,475	946	11,421	5,517	(607)	4,910
Loss on disposal of fixed assets	535	—	535	—	—	—
Loss on extinguishment of debt	3,521	—	3,521	79,866	—	79,866
Hurricane related costs (c)	—	15,025	15,025	—	13,651	13,651
Hurricane reimbursements (d)	—	(26,561)	(26,561)	—	—	—
KFPC startup costs (e)	3,019	—	3,019	897	—	897
Sale of emissions credits (f)	—	(4,601)	(4,601)	—	—	—
Non-cash compensation expense	9,493	—	9,493	8,102	—	8,102
Spread between FIFO and ECRC	49,565	3,218	52,783	(26,042)	(12,618)	(38,660)
Adjusted EBITDA (non-GAAP) (a)	$188,164	$132,428	$320,592	$214,802	$163,241	$378,043
____________________________________________________

(a)
Included in EBITDA is a $32.9 million gain on insurance, fully offsetting the lost margin in the first quarter of 2019, and reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael.

(b)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(c)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the year ended December 31, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold.

(d)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(e)	Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold for 2019, selling, general, and administrative expenses for 2018, and cost of goods sold for 2017.

(f)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.

We reconcile Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share (non-GAAP) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
	(Unaudited)
Diluted Earnings Per Share	$(0.67)	$0.55	$1.60	$2.08
Transaction, acquisition related costs, restructuring, and other costs (a)	0.14	0.10	0.27	0.13
Loss on disposal of fixed assets	0.01	—	0.01	—
Loss on extinguishment of debt	0.09	0.02	0.08	1.91
Hurricane related costs (b)	—	0.32	0.55	0.32
Hurricane reimbursements (c)	—	—	(0.83)	—
KFPC startup costs (d)	—	—	0.04	0.01
Tax reform repatriation (e)	—	(0.28)	—	(0.28)
Sale of emissions credits (f)	0.03	—	(0.11)	—
Spread between FIFO and ECRC	0.34	(0.04)	1.33	(1.01)
Adjusted Diluted Earnings Per Share (non-GAAP)	$(0.06)	$0.67	$2.94	$3.16
_____________________________________________________

(a)
Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges, which are recorded primarily in selling, general, and administrative expenses.

(b)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $14.2 million of costs incurred during the year ended December 31, 2019, respectively. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold.

(c)	Reimbursement of incremental costs related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in cost of goods sold for 2019, selling, general, and administrative expenses for 2018, and cost of goods sold for 2017.

(e)	Tax repatriation and deferred tax rate change relating to the 2017 U.S. Tax Cuts and Jobs Act, see Note 11 Income Taxes to the consolidated financial statements.

(f)	We recorded a gain of $4.6 million in other income (expense) related to the sale of emissions credits accumulated by our Swedish Chemical legal entity.